Exhibit 99.1

CONTACT:           (206) 622-4191

Bill Swint, CEO

Ernie Johnson, CFO

Cutter & Buck Announces Quarterly Results and Management Update

SEATTLE, December 9, 2004. /PR Newswire-FirstCall/ — Cutter & Buck Inc. (Nasdaq/NMS: CBUK) today announced results of its second quarter ended October 31, 2004.

For the quarter ended October 31, we had the following results:

	2004	2003
In millions, except percentage and per share data
Net Sales	$35.5	$34.7
Gross Profit	$17.1	$16.2
Gross Margin	48.2%	46.7%
Net Income	$2.9	$2.1
Earnings Per Share	$0.26	$0.19

For the six months ended October 31, we had the following results:

	2004	2003
In millions, except percentage and per share data
Net Sales	$67.4	$67.5
Gross Profit	$32.9	$31.0
Gross Margin	48.8%	45.9%
Net Income	$6.2	$3.2
Earnings Per Share	$0.54	$0.29

Balance Sheet Summary

	October 31, 2004	April 30, 2004	October 31, 2003
In millions
Cash and Short-Term Investments	$42.6	$37.7	$34.1
Accounts Receivable	$19.2	$22.5	$18.5
Inventories	$23.6	$21.9	$21.8
Working Capital	$79.5	$75.1	$70.4
Shareholders’ Equity	$84.4	$79.7	$75.4

Financial Results and Management Viewpoint:

The pre-tax income of our wholesale business was $4.9 million in the second quarter, up $0.3 million over the second quarter of last year, and was $10.0 million for the first six months of fiscal 2005, up $2.1 million over the first six months of last year (see Table B in this press release for a reconciliation to GAAP figures).  Our strong gross margins are the primary contributor to these year-over-year increases.

“We are continuing to see the results of the Company executing our business strategy,” said Bill Swint, Interim CEO.  “Our focus has been on improving our operations along with strengthening the upscale positioning of the Cutter & Buck brand.  We are pleased with the second quarter results.”

Sales for the quarter in all of our channels showed increases over the comparable periods last year except for our “Other” channel, which includes e-Commerce, liquidation and sales not categorized elsewhere.  Overall, our business has been getting stronger thanks to the improved economy and the dedicated efforts of the entire Cutter & Buck team.  Our Golf unit continues to be a challenge, however. Revenues for the quarter and year-to-date include sales made at the Ryder Cup tournament, a bi-annual event, so the prior year comparative sales do not include sales from this tournament.  If the Ryder Cup revenues were excluded from this year’s Golf results, we would have reported a decrease in year-over-year sales of approximately 6% for the quarter and a decrease of approximately 16% for the six-month period.

As mentioned in our first quarter earnings release, we are very focused on our men’s golf business and continue to take steps that we believe will improve its performance over time.  We have undertaken extensive market research, listened to our customers across the country and worked hard with our designers to create more of the fresh new products that Cutter & Buck is known for. However, because of the long lead times in the apparel industry, it could be six to twelve months before we see the impact of these efforts.

In the near term, we are pleased with the success of our “Annika by Cutter & Buck” women’s line, which has been well received both nationally and internationally.  We expect to build on this success in future seasons with new styles and an increased marketing campaign. We are also pleased with the results of our Corporate unit, which has grown sales approximately 6% in each of the last two quarters.

Our gross margins continued to be strong in the second quarter at 48.2%.  While we expect our gross margins to remain strong as compared to last year, they will be impacted as we liquidate inventory as part of our normal business cycle in the next two quarters.  We expect that our gross margins in FY 2005 will be between 45% and 48%.

Operating expenses, excluding depreciation and restatement-related expenses for the quarter, increased $0.7 million year-over-year.  Year to date, these expenses are essentially flat versus the prior year period.  We are incurring expenses for our marketing initiatives, information system upgrades and replacements, and documentation and testing of our internal controls required by

Section 404 of the Sarbanes-Oxley Act of 2002.  We expect these expenses to continue throughout the remainder of fiscal 2005, resulting in quarterly year-over-year increases for the balance of the fiscal year.

Our balance sheet remains solid, with a cash balance of $42.6 million and $79.5 million of working capital at the end of the second quarter.  We generated $6.7 million in free cash flow (defined as cash provided by operating activities less purchases of fixed assets) during the first six months of this fiscal year.  Accounts receivable was at 48 days’ sales outstanding at the end of the quarter, down from 50 days last year and the days sales in inventory ratio was 123 days, down from 130 days year-over-year.

As we have stated previously, until a permanent CEO is in place and has had the opportunity to work with the board on setting the company’s strategic direction, we plan to maintain our operating flexibility, and to generally maintain our current direction, cash balances and capital structure.

Management Update

The company also announced that it was close to naming a new CEO.  The search for a new CEO began in July with the announcement that Fran Conley would step down in September.  Since then, the board, with the assistance of an outside consultant, has identified, reviewed and selected a short list of candidates to be interviewed.  The Board is in final discussions with the lead candidate.

The company further announced that Jim McGehee, Executive Vice President and Manager of the SBU (Strategic Business Unit) Group, has decided to leave the company, effective at the end of the year.  Jim joined Cutter & Buck in February 1990 and has been an important contributor to the growth and success of the Cutter & Buck brand.  In light of the ongoing discussions concerning the retention of a new CEO, the Company has elected to defer any decision on Jim’s replacement until the Company’s new CEO is in place and has had an opportunity to evaluate the Company’s management team and structure.

“We wish Jim every success in his future endeavors,” said Bill Swint, Interim President and CEO.

Dividend and Stock Repurchase Program

The board of directors has approved a dividend of $0.07 a share, payable on January 7, 2005 to shareholders of record on December 23, 2004.

During the second quarter, we purchased 81,600 shares of our common stock at an average price of $11.23.  Since the inception of our stock repurchase program, we have repurchased a total of 155,226 shares of our common stock at an average price of $10.78.  We still have $4.3 million available in the program for share repurchases at times and prices that we believe are advantageous for our shareholders.

Conference Call:

Cutter & Buck invites investors to listen to a broadcast of the company’s conference call to discuss these matters.  The conference call will be broadcast live over the Internet at 11:00 AM Eastern Time, 8:00 AM Pacific Time, December 9, 2004.  To listen to the conference call, go to http://www.cutterbuck.com.  At the website select “Investor Relations.”  The call will be archived shortly after its completion and will be available on the web through March 9, 2005.  The call can also be accessed at 1-800-642-1687, ID # 2598647 through March 9, 2005.

Statements made in this news release that are not historical facts are forward-looking statements.  Actual results may differ materially from those projected in any forward-looking statements.  Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated by any forward-looking statements.  Those factors include, but are not limited to the following: relations with and the performance of suppliers; our ability to control costs and expenses including costs associated with the upgrade and replacement of some of our computer systems, regulatory compliance and personnel matters; our ability to carry out successful designs, effectively advertise and communicate with the marketplace and penetrate our chosen distribution channels; costs associated with the indemnification of former officers; competition; access to capital; risks related to the timely performance of third parties, such as shipping companies, including risks of strikes or labor disputes involving these third parties; our need to maintain the integrity of our technology and information systems while enhancing and changing systems; our need to attract and retain employees during intensive organizational change; our need to maintain satisfactory relationships with our banking partners; political and trade relations; changes in international trade quota systems for apparel; the overall level of consumer spending on apparel; global economic and political conditions and additional threatened terrorist attacks and responses thereto, including war.  Additional information on these and other factors, which could affect the company’s financial results, are included in its Securities and Exchange Commission filings.  Finally, there may be other factors not mentioned above or included in the company’s SEC filings that may cause actual results to differ materially from any forward-looking statements.  You should not place undue reliance on these forward-looking statements.  The Company assumes no obligation to update any forward-looking statements as a result of new information, except as may be required by securities laws.

About Cutter & Buck

Cutter & Buck designs and markets upscale sportswear under the Cutter & Buck brand.  The Company sells its products primarily to golf and specialty retailers, corporations and international distributors and licensees.  Cutter & Buck products feature distinctive, comfortable designs, rich detailing, and high quality materials and manufacturing.

Cutter & Buck

Table A: Condensed Consolidated Statements of Operations

(unaudited)

	Three Months Ended		Six Months Ended
	October 31,	October 31,	October 31,	October 31,
	2004	2003	2004	2003

In thousands, except share & per share amounts
Net sales	$35,538	$34,747	$67,437	$67,484
Cost of sales	18,399	18,527	34,546	36,525
Gross profit	17,139	16,220	32,891	30,959
Operating expenses
Depreciation	691	1,051	1,457	2,113
Selling, general & administrative	11,609	10,532	21,623	21,015
Restatement expenses	268	1,678	281	3,350
Total operating expenses	12,568	13,261	23,361	26,478
Operating income	4,571	2,959	9,530	4,481
Interest income (expense)
Interest expense	(13)	(44)	(30)	(102)
Interest income	149	42	253	85
Net interest income (expense)	136	(2)	223	(17)
Income from continuing operations before taxes	4,707	2,957	9,753	4,464
Income tax expense	1,792	866	3,588	1,420
Income from continuing operations	2,915	2,091	6,165	3,044
Income from discontinued retail operations, net of tax	—	—	—	146
Net income	$2,915	$2,091	$6,165	$3,190

Diluted earnings per share:
Earnings from continuing operations	$0.26	$0.19	$0.54	$0.28
Earnings from discontinued retail operations	—	—	—	$0.01
Net earnings	$0.26	$0.19	$0.54	$0.29
Shares used in computation of :
Diluted earnings per share	11,363	10,993	11,331	10,910

Table B:  Management Viewpoint of Operations and Reconciliation to GAAP Numbers Above

To understand the performance of our wholesale business, management considers it useful to review our operating results excluding costs that are not elements of running our wholesale business on an ongoing basis, such as restatement expenses.  We adjust our net income calculated in accordance with generally accepted accounting principles to exclude income and expense items that are not directly related to our wholesale business, in order to give us better information regarding the profitability of our wholesale business. We use this analysis to compare pretax wholesale business income on a quarterly and year-to-date basis.

	Three Months Ended		Six Months Ended
	October 31,	October 31,	October 31,	October 31,
	2004	2003	2004	2003
(in thousands)
Net income as reported	$2,915	$2,091	$6,165	$3,190
Income (loss) from discontinued retail operations	—	—		(146)
Income tax expense	1,792	866	3,588	1,420
Pre-tax expense of closed European operations	(35)	24	(15)	72
Restatement expenses	268	1,678	281	3,350
Ongoing wholesale business income before tax	$4,940	$4,659	$10,019	$7,886

Table C: Summary of Net Sales by Strategic Business Unit

Three Months Ended October 31,

	2004	2003	$ change	% change
In thousands
Golf	$10,022	$9,872	$150	1.5%
Corporate	14,559	13,762	797	5.8
Specialty Retail	8,350	8,257	93	1.1
International	729	660	69	10.5
Other	1,878	2,196	(318)	(14.5)
Total	$35,538	$34,747	$791	2.3%

Six Months Ended October 31,

	2004	2003	$ change	% change
In thousands
Golf	$18,849	$20,919	$(2,070)	(9.9)%
Corporate	29,701	28,038	1,663	5.9
Specialty Retail	13,672	13,264	408	3.1
International	1,415	1,230	185	15.0
Other	3,800	4,033	(233)	(5.8)
Total	$67,437	$67,484	$(47)	(0.1)%

Table D

Condensed Consolidated Balance Sheets

(unaudited, unless otherwise stated)

	October 31, 2004	April 30, 2004	October 31, 2003
In thousands	(audited)
Assets
Current Assets:
Cash and cash equivalents	$16,689	$19,715	$34,070
Short-term investments	25,880	17,952	—
Accounts receivable	19,216	22,502	18,501
Inventories	23,633	21,938	21,818
Other current assets	5,004	4,848	6,041
Total current assets	90,422	86,955	80,430
Furniture and equipment, net	6,311	6,290	7,305
Other assets	704	685	680
Total assets	$97,437	$93,930	$88,415

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$3,600	$2,940	$1,849
Accrued liabilities	5,624	7,161	7,362
Income taxes payable	1,419	1,217	817
Current portion of capital lease obligations	315	557	37
Total current liabilities	10,958	11,875	10,065
Capital lease obligations, net of current
portion, and other liabilities	2,082	2,326	2,929
Total shareholders’ equity	84,397	79,729	75,421
Total liabilities and shareholders’ equity	$97,437	$93,930	$88,415

Table E

Condensed Consolidated Statements of Cash Flows

(unaudited)

	Six Months Ended
	October 31, 2004	October 31, 2003
In thousands
Net income	$6,165	$3,190
Net cash provided by operating activities:
Depreciation	1,552	2,215
Deferred gain on sale and leaseback of capital assets	(3)	(45)
Loss on disposals of furniture and equipment		19
Amortization of deferred compensation		31
Changes in assets and liabilities:
Accounts receivable	3,286	5,832
Inventories	(1,695)	12,721
Prepaid expenses and other current assets	(175)	2,327
Accounts payable and accrued liabilities	(1,034)	(9,433)
Income taxes payable	201	—
Net cash provided by operating activities	8,297	16,857
Investing activities:
Purchases of furniture and equipment	(1,573)	(646)
Purchases of short-term investments	(42,316)	—
Maturities of short-term investments	34,388	—
Net cash used in investing activities	(9,501)	(646)
Financing activities:
Principal payments under capital lease obligations	(325)	(1,218)
Payment of dividends	(1,300)	—
Repurchases of common stock	(1,099)	—
Issuance of common stock	902	213
Net cash used in financing activities	(1,822)	(1,005)
Net increase in cash and cash equivalents	(3,026)	15,206
Cash and cash equivalents, beginning of period	19,715	18,864
Cash and cash equivalents, end of period	$16,689	$34,070